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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14933 and Form S-8 No. 333-40899) pertaining to the Digene Diagnostics, Inc. 1990 Stock Option Plan, the Digene Diagnostics, Inc. 1991-A Stock Option Plan, the Digene Diagnostics, Inc. 1991-B Stock Option Plan, the Digene Corporation Omnibus Plan, the Digene Corporation Directors' Stock Option Plan, and the Digene Corporation 1997 Stock Option Plan of our reports dated August 20, 1999, with respect to the consolidated financial statements and schedule of Digene Corporation included in its Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission.



                                                      /s/ Ernst & Young LLP


Washington, DC
September 27, 1999